DICEON ELECTRONICS, INC.

               Amendment to Non-Qualified Stock Option Agreements


          This Amendment to Non-Qualified Stock Option Agreements ("Amendment") is made as of June 6, 1994 between Diceon Electronics, Inc., a Delaware corporation (the "Company"), and C. Stephen Mansfield ("Optionee").

          WHEREAS, the Company and Optionee are parties to a Non-Qualified Stock Option Agreement dated as of March 9, 1993 and to a Non-Qualified Stock Option Agreement dated November 11, 1993 (collectively, the "Agreements"); and

          WHEREAS, the Company and Optionee desire to amend certain provisions of the Agreements as set forth below.

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

          1. Section 4 of each of the Agreements is hereby amended by deleting such Sections in their entirety and inserting in lieu thereof the following sentence:
              "To the extent not previously vested, this Option shall become fully exercisable on June 29, 1994."

          2. Except to the extent expressly provided herein, the Agreements and any and all instruments executed in connection therewith shall continue unmodified and remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                                             DICEON ELECTRONICS, INC.


                                             By:  /S/ PETER S. JONAS
                                                  ------------------------------
                                                  Peter S. Jonas
                                                  President


                                                  /S/ C. STEPHEN MANSFIELD
                                                  ------------------------------
                                                  C. Stephen Mansfield